UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 23, 2014

Marina Biotech, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 1559, Bothell, WA		98041
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		425-892-4322

N/A
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On February 23, 2014, Marina Biotech, Inc. (the “Company”) entered into a binding term sheet (the “Term Sheet”) with certain qualified investors, led by Steven T. Newby, a long-time biotechnology investor, for the issuance of convertible preferred stock at a conversion price equivalent to $0.75 per share of common stock resulting in gross proceeds of $6 million. In addition, the Company will issue to the investors warrants to purchase 6 million shares of the Company’s common stock. The warrants will have an exercise price of $0.75 per share and are exercisable for a period of five (5) years after the Company regains compliance with its reporting obligations under the Securities Exchange Act. The offering is expected to close on or about March 7, 2014, subject to the execution of a customary Securities Purchase Agreement regarding the transaction and the satisfaction of customary closing conditions.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Term Sheet, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On February 24, 2014, the Company issued a press release announcing that it had entered into the term sheet, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Term Sheet for Convertible Preferred Stock Financing.

99.1	Press release of Marina Biotech, Inc. dated February 24, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

February 24, 2014	By:	/s/ J. Michael French
	Name: Title:	J. Michael French Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Term Sheet for Convertible Preferred Stock Financing.

99.1	Press release of Marina Biotech, Inc. dated February 24, 2014.

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